Exhibit 4.20
DATED THE 29TH DAY OF OCTOBER 2010
(1)	INSCOM HOLDING LIMITED
and
(2)	INSCOM GROUP LIMITED
and
(3)	INSCOM HK LIMITED
and
(4)	APOLLO & MUSE HOLDING LIMITED
and
(5)	CLEVER STAR HOLDINGS LIMITED
and
(6)	WANG STRATEGIC CAPITAL PARTNERS (II) LIMITED
and
(7)	HARBOR PACIFIC CAPITAL PARTNERS I, LP
SUBSCRIPTION and SHARE PURCHASE
AGREEMENT
relating to
INSCOM HOLDING LIMITED
STEVENSON, WONG & CO.
4/F & 5/F, Central Tower
No. 28 Queen’s Road Central
Hong Kong
Ref.: WNF/ECL/HLO(P)/69782/10(Comm)

THIS SUBSCRIPTION AND SHARES PURCHASE is made on the 29th day of October 2010.
BETWEEN:-
(1)
INSCOM HOLDING LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1584021) whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(2)
INSCOM GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1584027) whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“INSCOM BVI”);

(3)
INSCOM HK LIMITED, a company incorporated under the laws of the HKSAR (under company number 1457225) whose registered office is situated at 12/F Ruttonjee House, 11 Duddell Street, Central, Hong Kong. (“INSCOM HK”);

(4)
APOLLO & MUSE HOLDING LIMITED, a company incorporated under the laws of British Virgin Islands (under company number 1584020) whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Apollo”);

(5)
CLEVER STAR HOLDINGS LIMITED, a company incorporated under the laws of British Virgin Islands (under company number 1593866) whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CSH”);

(6)
WANG STRATEGIC CAPITAL PARTNERS (II) LIMITED, an exempted limited liability company incorporated under the laws of Cayman Islands (under company number 177120) whose registered office is situated at Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand CaymanKY1-9002, Cayman Islands (“WSCP”); and

(7)
HARBOR PACIFIC CAPITAL PARTNERS I, LP, an exempted limited partnership registered in the Cayman Islands (under registration number QH-37645) whose registered office is situated at c/o Mourant Cayman Corporate Services Ltd, Harbour Center, 42 North Church Street, P.O. Box 1348, George Town, Grand Cayman KY1-1108, Cayman Islands (“HPC”).

WHEREAS:-
(A)
The Company is a private limited company incorporated and subsisting under the laws of the British Virgin Islands and as at the date hereof has an authorized capital of US$10,000,000 divided into 8,000,000 ordinary shares of US$1.00 each and 2,000,000 preference shares of US$1.00 each, of which 10,000 Ordinary Shares have been issued and fully paid. Corporate information of the Company is set out in Schedule 1 to this Agreement.

(B)
As at the date hereof, the Company is the legal and beneficial owner of the entire issued share capital of INSCOM BVI, which in turn owns the entire issued share capital of INSCOM HK. Corporate information of INSCOM BVI and INSCOM HK is set out in Schedules 3A and 3B respectively to this Agreement. INSCOM HK owns the entire equity interests in (“Ying Si Kang”) as at the date hereof, which is a wholly foreign owned enterprise incorporated in PRC. Corporate information of Ying Si Kang is set out in Schedule 3C to this Agreement. Through the structure of variable interests entities (“VIE”), Ying Si Kang has exercised effective control and management over the following two PRC companies: -

(i)	(SZ Xinbao Investment); and

(ii)	(SZ InsCom E-Commerce).
(SZ Xinbao Investment and SZ InsCom E-Commerce are collectively referred to as the “PRC Subsidiaries” and individually, a “PRC Subsidiary”. The current corporate information of each PRC Subsidiary is set out in Schedule 3D of this Agreement.)
(C)
Pursuant to the Subscription and Shares Purchase and Shareholders Agreement dated 29 July 2010 entered into by the Company, INSCOM BVI, INSCOM HK, Apollo, CSH and CISG Holdings Ltd (“CISG”), immediately upon closing of the subscription and shares purchase as defined in such agreement, CISG shall procure its beneficial equity interests in the following PRC companies be transferred to Ying Si Kang or its associated companies in the PRC: -

(i)	(“HN Fanhua Anlian Insurance”);

(ii)	(“HZ Fanhua Zhixin Insurance”);

(iii)	(“TJ Fanhua Xianghe Insurance”);

(iv)	(“FZ Fanhua Guoxin Insurance”);

(v)	(“CS Lianyi Insurance”); and

(vi)	(“NB Baolian Insurance”).
(D)
As at the date hereof, Apollo is legal and beneficial owner of 7,788 Ordinary Shares of the Company constituting 77.88% of the entire issued share capital of the Company. Apollo has agreed to sell and each of WSCP and HPC has agreed to purchase the Sale Shares (as defined below) in accordance with the terms of this Agreement.

(E)
Pursuant to the Subscription and Shares Purchase and Shareholders Agreement dated 29 July 2010 entered into by the Company, INSCOM BVI, INSCOM HK, Apollo, CSH and CISG, (i) CISG has agreed to subscribe and the Company has agreed to issue and allot to CISG 69,250 Preference Shares of US$1.00, and (ii), Apollo has agreed to sell and CISG has agreed to purchase 6,588 Ordinary Shares of US$1.00 each, the closing of which is to take place no later than 1 October 2010, which is subsequently amended to 1 November  ,2010 by a deed of adherence.

(F)
Each of WSCP and HPC has agreed to subscribe and the Company has agreed to issue and allot to each of WSCP and HPC such number of Subscription Shares (as defined below) in accordance with the terms of this Agreement.

(G)	The Parties are desirous of entering into this Agreement to set out the terms and conditions of the Subscription and Shares Purchase.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:-
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used herein and unless otherwise expressly stipulated, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Affiliate” of any Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this subscription and shares purchase agreement, together with the Schedules hereto, as modified, supplemented or amended from time to time.
“Articles of Association” shall mean the Memorandum and Articles of Association of the Company, as modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.
“Associates” shall have the same meaning as ascribed thereto under the Listing Rules.
“Board” or “Board of Directors” shall mean the board of directors of the Company.
“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banking institutions in any one of China, Hong Kong or New York City is authorized or required to close.
“China” or “PRC” shall mean the People’s Republic of China.
“Closing” shall mean completion of the Subscription and Shares Purchase on the Closing Date. The corporate structure immediate after Closing is set out in Schedule 2 of this Agreement.
“Closing Date” shall mean the date when all Closing conditions set out in Section 5.1 are fulfilled or such other date as the Company and WSCP and HPC shall agree in writing upon which Subscription and Shares Purchase shall be completed in accordance with Section 5.2 and in any event shall not be later than 29 October 2010.

“Company Shareholder(s)” shall mean the Existing Shareholders and any other shareholders of the Company for so long as it/he/she is a shareholder registered in the Register of Members of the Company.
“Control” shall have the meaning provided in the definition of “Affiliate” in this Section 1.1.
“Directors” shall mean members of the board of directors of the Company.
“Encumbrances” shall mean any mortgage, charge, pledge, lien, equities, hypothecation or other encumbrance, priority of security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-lease back arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same.
“Entire Issued Share Capital” shall mean all issued shares of the Company including both Ordinary Shares and Preference Shares.
“Equitable Share Mortgage” shall mean the share mortgage in connection with the 291 ordinary shares owned by Apollo in the Company to be executed by Apollo in favour of WSCP and HPC as security under an agreement to be executed by Mr. Tian Yuan, a shareholder of Apollo, in connection with or ancillary to the Put Option Agreement.
“Existing Shareholders” shall mean Apollo, and CSH.
“Governmental Authority” shall mean the government of China or any other country or any provincial, state or political subdivision thereof and any administration, agency, court, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock or commodities exchange or other quasi-governmental entity established to perform such functions.
“Group” shall mean the Company, INSCOM BVI, INSCOM HK, Ying Si Kang, PRC Subsidiaries (as defined in the preamble of this Agreement) and their respective Subsidiaries, Affiliates, Associates, and any other company which becomes the holding company of the Company or which owns or carries on all or substantially all of the business, assets and undertaking of the Company and the term “Group Company(ies)” shall be construed as any member(s) of the Group.
“HK$” shall mean dollars in the lawful currency of HKSAR.
“HKSAR” shall mean Hong Kong Special Administrative Region of China.
“Listing Rules” shall mean the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited and that the term “Other Applicable Securities Rules” shall mean such applicable rules governing listing of securities of National Association of Securities Dealers Automated Quotation System or other internationally recognized stock exchange or securities exchange.

“Ordinary Shares” shall mean the ordinary shares of US$1.00 each of the Company as provided in the Articles of Association.
“Parties” shall mean the parties to this Agreement i.e. the Company, INCOM HK, INSCOM BVI, Apollo, CSH, WSCP and HPC and their respective successors and permitted transferees in accordance with the terms of this Agreement.
“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, limited liability company or any other entity or organization, including a governmental or political subdivision or an agency, unit or instrumentality thereof.
“Preference Shares” shall mean the preference shares of US$1.00 each in the Company.
“Put Option Agreement” shall mean the agreement prepared in connection with or ancillary to the Subscription and Share Purchase by WSCP and HPC, dated on or about the date of this Agreement and entered into among Apollo, WSCP, HPC and Mr. Hu Yinan. where Hu Yinan agreed to grant an option to each of WSCP, HPC and Apollo to require Mr. Hu Yinan to buy all of the shares held by each of WSCP, HPC and Apollo in the Company.
“Regulatory Approvals” shall mean any license, approval, authorization or consent of, or filing, registration or qualification with, or notice to, any Governmental Authority which is required to be made or obtained by the Company and/or its Subsidiaries in connection with the conduct of their businesses as contemplated by this Agreement and the Articles of Association.
“RMB” shall mean Renminbi, the lawful currency of China.
“Sale Shares” shall mean an aggregate of 230 Ordinary Shares legally and beneficially owned by Apollo, which shall be sold by Apollo to WSCP and HPC in equal proportions and in accordance with the terms of this Agreement.
“Shares” shall mean Ordinary Shares and Preference Shares.
“Share Purchase” shall mean the purchase of Sale Shares by WSCP and HPC in equal proportions as provided in Article III of this Agreement.
“Share Purchase Consideration” shall have the meaning provided in Section 3.2.
“Subscription” shall mean the subscription of Subscription Shares by WSCP and HPC as provided in Article IV of this Agreement.
“Subscription Consideration” shall have the meaning provided in Section 4.2.
“Subscription Shares” shall mean an aggregate of 120 Ordinary Shares, which shall be subscribed for by WSCP and HPC in equal proportions and in accordance with the terms of this Agreement.

“Subsidiary” of any Person shall mean any other Person of which the first Person, directly or indirectly: (i) has the power to appoint or remove a majority of the board of directors or, if such other Person does not have a board of directors, other individuals performing similar functions; or (ii) controls 50% or more of the issued shares or securities of such other Person having power to vote; “Subsidiaries” shall be construed accordingly.
“Transfer” shall mean any sale, assignment, conveyance, pledge, mortgage or other disposition.
“USD” or “US$” shall mean dollars in the lawful currency of the United States of America.
“US GAAP” shall mean Generally Accepted Accounting Principles as may from time to time be adopted by the Financial Accounting Standards Board.
“Warranties” shall mean the representations and warranties given in the terms as set out in Article VI of this Agreement.
Section 1.2 Principles of Construction. All references to articles, sections and exhibits are to articles, sections and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
ARTICLE II
THE COMPANY; COOPERATION
Section 2.1 Cooperation. Each of the Parties shall cooperate and ensure due performance and observance of all the terms and conditions of this Agreement (in so far as that Party is responsible for the compliance of such terms and conditions as contemplated under this Agreement).
ARTICLE III
SHARE PURCHASE
Section 3.1 Purchase of Sale Shares. Subject to the satisfaction by WSCP and HPC of all the conditions set forth in Section 5.1, Apollo, as the legal and beneficial owner, shall sell and each of WSCP and HPC, relying on the Warranties, shall purchase the Sale Shares in equal proportions on the Closing Date or such later date by mutual agreement between Apollo and each of WSCP and HPC free from Encumbrances and with all rights now or hereafter becoming attached to the Sale Shares (including, the right to receive all dividends and distributions declared, made or paid on the Sale Shares or in respect of them on or after the date of this Agreement).
Section 3.2 Consideration for the Share Purchase. The consideration for the purchase of the Sale Shares shall be in the sum of RMB23,000,000 (or the USD equivalent of RMB23,000,000 at such exchange rate to be quoted by the remitting bank at the date when remittance is made by WSCP and HPC) which shall be paid by WSCP and HPC to Apollo in equal proportions (i.e. RMB11,500,000 each) in clear and available fund (or such other means of payment as agreed between Apollo and both of WSCP and HPC) within 10 Business Days from the Closing Date.

ARTICLE IV
THE SUBSCRIPTION
Section 4.1 The Subscription. Subject to the satisfaction of both WSCP and HPC of all the conditions set forth in Section 5.1, WSCP and HPC agree to subscribe for and the Company agrees to issue to WSCP and HPC or their respective nominee(s) the Subscription Shares in equal proportions free from all Encumbrances on the Closing Date or such later date as when such conditions are satisfied or waived.
Section 4.2 Consideration for the Subscription. In consideration of the Company’s allotment of the Subscription Shares to WSCP and HPC, WSCP and HPC shall each pay RMB 6,000,000 (or the USD equivalent of RMB 6,000,000 at such an exchange rate to be quoted by the remitting bank at the date immediately before the remittance shall be made by each of WSCP and HPC) to the Company upon Closing. WSCP and HPC had in June 2010 already paid the USD equivalent of RMB 2,500,000 as part payment payable by WSCP and HPC for allotment of the Subscription Shares and pursuant to the instruction of the Company such amount was paid to INSCOM HK on that date, pending allotment of the Subscription Shares. Further, WSCP and HPC had on 22 October, 2010 paid an additional amount of the USD equivalent of RMB 9,500,000 to the Company as balance amount payable by WSCP and HPC for allotment of the Subscription Shares, pending allotment of the Subscription Shares and subject to the terms of a letter from WSCP and HPC to the other Parties to this Agreement, CISG and Mr. Tian Yuan, the contents of which are acknowledged and agreed by the other Parties to this Agreement, CISG and Mr. Tian Yuan (the “Side Letter”). The Parties agree that such amount already paid to the Company shall be applied upon Closing as consideration for the allotment of the Subscription Shares.
ARTICLE V
CONDITIONS TO CLOSING; CLOSING
Section 5.1 Conditions to Closing of the Subscription and Share Purchase. The obligation of WSCP and HPC to effect the Closing of the Subscription and Share Purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which, to the extent permitted by law, may be waived by written agreement of WSCP and HPC):
(a)
Representations and Warranties. The representations and warranties of each of the Parties contained in Section 6.1 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made again on and as of such date.

(b)
Performance of Obligations. Each of the other Parties shall have performed and complied in all material respects with all obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)
No Government Injunction/Consents from Governmental Authority. There is not any pending or threatened action, proceeding or investigation that seeks any governmental injunction or restraining order issued by a court of competent jurisdiction against the Company and/or any member of the Group. All consents, permits from relevant Governmental Authority as well as all third party consents which are legally required for completion of the Subscription and Shares Purchase having been duly obtained.

(d)
No Material Adverse Change. There shall not have occurred any material adverse change in the financial markets, governmental regulations and business environment in China. WSCP and HPC being satisfied that consummation of any of the transactions contemplated by this Agreement would not produce a material adverse effect on the Group or the business of the Group.

(e)
Deed of Adherence. Parties and CISG shall enter into a deed of adherence pursuant to which WSCP and HPC shall agree to be bound by all the restrictions of and to discharge all duties and obligation as set out in the subscription and shares purchase and shareholders agreement dated 29 July 2010 as if they were original parties thereto. Specifically, WSCP and HPC shall have the same rights and obligations as CSH under Sections 8.2, 8.3, Articles IX and X of the subscription and shares purchase and shareholders agreement dated 29 July 2010. Such deed of adherence shall be in such form as the other parties shall reasonably require.

(f)
Waiver of Rights of First Refusal. Apollo shall, in respect of the sale of Shares by WSCP, HPC and Apollo as a result of exercising of the put option pursuant to the terms of the Put Option Agreement, procure, in writing, the waiver of any restrictions on the sale of Shares held in the name of Apollo, WSCP and HPC which exist in relation to CISG’s rights, including right of first refusal, arising out of or in connection with the subscription and shares purchase and shareholders agreement dated 29 July 2010 or otherwise.

(g)
Put Option Agreement and documents ancillary to the Put Option Agreement. The Put Option Agreement and any ancillary document to the Put Option Agreement including without limitation, the Equitable Share Mortgage and the agreement amongst Mr. Tian Yuan, WSCP and HPC, shall be duly executed by all parties thereto.

(h)
Consent and approval for execution of the Equitable Share Mortgage. Apollo shall, (i) pursuant to Section 8.1 of the subscription and shares purchase and shareholders agreement dated 29 July 2010, obtain the written consent and approval from CISG for the execution and performance by Apollo of the Equitable Share Mortgage; and, (ii) pursuant to Section 6.1(e) of this Agreement, obtain approval from the Board of Directors authorizing the execution and performance by Apollo of the Equitable Share Mortgage.

(i)
Authority for Apollo to execute the Put Option Agreement, the Equitable Share Mortgage and ancillary documents. Apollo shall obtain (i) approval from the board of directors authorizing the execution and performance by Apollo of all documents contemplated hereunder, in connection with or ancillary to this Agreement and/or the Share Purchase and the Subscription including, without limitation, the Put Option Agreement and the Equitable Share Mortgage; (ii) approval from the shareholders of the Apollo authorizing and approving the execution and performance by Apollo of all documents contemplated hereunder, in connection with or ancillary to this Agreement and/or the Share Purchase and the Subscription including, without limitation, the Put Option Agreement and the Equitable Share Mortgage.

In the event that the Conditions are not fulfilled on or before 29 October 2010 (or such later date as may be agreed between the Parties), this Agreement and all rights and obligations hereunder will cease and terminate and none of the Parties hereto will have any claim against the other for costs, damages, compensation or otherwise; provided however that the Company shall forthwith repay the USD equivalent of RMB 12,000,000, being the sum advanced by WSCP and HPC to the Company as referred in Clause 4.2 above, upon receipt of written notice from WSCP and HPC demanding payment.
Section 5.2 Closing of the Subscription and Share Purchase.
(a)
Company’s Obligations. Subject to satisfaction of all the conditions set out in Section 5.1, Closing shall take place on the Closing Date. At Closing and in so far as the Subscription is concerned, the Company shall procure the Company to deliver to each of WSCP and HPC:-

(i)
duly executed sealed share certificate(s) issued in the name of each of WSCP and HPC or its respective nominee(s) in respect of the Subscription Shares in favor of WSCP and HPC and/ or its respective nominee(s);

(ii)	certified true copies of the board resolutions as referred to in Section 5.2(c); and
(iii)
such other documents (including any power of attorney under which any document required to be delivered under this Section shall have been executed and any waivers or consents) as WSCP and HPC may require to enable WSCP and HPC and/or its respective nominee(s) to be registered as holders of the Subscription Shares.

(b)
Apollo’s Obligations. Subject to satisfaction of all the conditions set out in Section 5.1, Closing shall take place on the Closing Date. At Closing and in so far as the Shares Purchase is concerned, Apollo shall cause to deliver to each of WSCP and HPC:

(i)	originals of duly executed Put Option Agreement, the Equitable Share Mortgage and an agreement to be executed by Mr. Tian Yuan;
(ii)
a certified copy of the duly passed resolutions of the board of directors of the Apollo authorizing and approving the execution and performance by Apollo of the Put Option Agreement and the Equitable Share Mortgage;

(iii)
a certified copy of the duly passed resolutions of the shareholders of the Apollo authorizing and approving the execution and performance by Apollo of the Put Option Agreement and the Equitable Share Mortgage;

(iv)	written consent and approval of CISG for the execution and performance by Apollo of the Put Option Agreement and Equitable Share Mortgage;
(v)	originals of the waiver duly signed by CISG referred to in Section 5.1 (f);

(vi)	original share certificate(s) in respect of the Sale Shares;
(vii)	the duly completed and executed instrument(s) of transfer and sold notes by Apollo in favor of each of WSCP and HPC or its respective nominee(s) in respect of the Sale Shares ;
(viii)
a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the Closing Date, updated to show each of WSCP and HPC or its respective nominee(s) as the holder of the Sale Shares of the Company; and

(ix)	a certified copy of the written resolutions of the directors of Apollo authorizing the Share Purchase.
(c)	Board Resolutions of the Company. On or prior to Closing, the Company shall pass and the Existing Shareholders shall cause the Company to pass board resolutions to the effect that:
(i)	the execution and performance by Apollo under the Equitable Share Mortgage is authorized and approved
(ii)	the Subscription Shares be allotted and issued to each of WSCP and HPC on the Closing Date, for cash at the Subscription Consideration;
(iii)	the transfer of the Sale Shares shall be approved for registration and the relative share certificates issued to each of WSCP and HPC or its respective nominee(s);
(iv)	each of WSCP and HPC or its respective nominee(s) be entered into the register of members of the Company as holders of the Subscription Shares and the Sale Shares;

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
Section 6.1 Warranties of All Parties. Each Party hereby represents and warrants to the other Parties that on the date hereof and as of the Closing Date:-
(a)	Corporate Status, Power and Authority. Such Party has full power and authority (corporate or otherwise) to enter into and perform its/his obligations under this Agreement.
(b)
Authorization and Enforceability. The execution and delivery of this Agreement and the performance of the obligations hereunder has been duly authorised (corporate or otherwise) by such Party and this Agreement constitutes valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)
Regulatory Approvals. No consent, waiver, approval or authorization of any Governmental Authority or any filing, registration or qualification with or notice to, any Governmental Authority is required on the part of such Party in connection with such Party’s execution or delivery of this Agreement or the performance of any of its obligations hereunder.

(d)
Litigation. To the best knowledge of such Party after having made due inquiry, there are no judicial or administrative actions, proceedings or investigations pending or threatened against such Party that questions the validity, binding nature and enforceability of this Agreement or the ability of such Party to perform the obligations under this Agreement.

(e)
Encumbrances. Unless with the unanimous consent of the board of directors, each of the Company Shareholders warrants and undertakes that they shall not mortgage, charges, pledge, lien or have other form of security or encumbrance on, over or affecting any of their equity interest in the Company.

Section 6.2 General Warranties by the Company, and the Existing Shareholders
(a)	In consideration of WSCP and HPC entering into this Agreement, each of the Company, the Existing Shareholders hereby:-
(i)	warrants, represents and undertake to WSCP and HPC that on the date hereof and as of the Closing Date, each statement set out in this Article is true, accurate and not misleading;
(ii)	warrants, represents and undertakes to WSCP and HPC that the entry into and performance of this Agreement by the Parties (other than WSCP and HPC) will not be contrary to any applicable law;
(b)	The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other section or anything in this Agreement or the Schedules.
(c)	The Warranties shall be deemed to be repeated as at the Closing Date as if all references therein to the date of this Agreement were references to the Closing Date.
Section 6.3 Legitimate Fund. Each of WSCP and HPC warrants and undertakes that the consideration for the Subscription and Share Purchase shall be from legal and legitimate fund.

ARTICLE VII
DISPUTE RESOLUTION
Section 7.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the provisions of this Section. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.
Section 7.2 Procedures.
(a)
The number of arbitrators shall be 3, one of whom shall be appointed by the Party asserting a claim against the other Party(ies), one of whom shall be appointed by the Party(ies), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority. In the event the Party against whom a claim has been asserted fails to appoint the second arbitrator within 15 days after the first arbitrator is appointed by the Party asserting a claim, then the administering authority shall select the second and third arbitrators after expiration of the said 15 days.

(b)
The arbitration shall be conducted in English and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in HKSAR.

(c)
Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney’s fees and disbursements.

(d)
Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

ARTICLE VIII
MISCELLANEOUS
Section 8.1 Notices. All notices, requests, communications (and including service of legal process out of the court of HKSAR) to any Party hereunder shall be in writing (including facsimile or similar writing and overnight express mail or courier delivery) and shall be given to the respective agents at the address and facsimile number set forth in this Agreement hereto or to such other address and facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties in the manner provided in this Section.

If to INSCOM HK:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan ()

If to INSCOM BVI:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan ()

If to the Company:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan ()

If to Apollo:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan ()

If to CSH:
Address:
Fax No.:	020-61262893
Attention:	Ms. Feng Zhuo Jun ()

If to WSCP:

Address:	31st Floor, China United Center, 28 Marble Road, North Point, HKSAR
Fax No.:	852-31071233
Attention:	Mr. Sing Wang and Ms. Ka Yik Kwok

If to HPC:
Address:	525 University Avenue, Suite 100, Palo Alto, California 94301, USA.
Fax No.:	+1-650-322-8092
Attention:	Mr. Stuart Kwok and Mr. Kent Ho
All such notices, requests and other communications shall be deemed received (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, and (ii) if given by overnight express mail or courier delivery or any other means permitted by this Section, when received; provided, that if the date of receipt hereunder is not a Business Day, the notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is executed by each of the Parties hereto. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 8.3 If the Subscription and Share Purchase and Shareholders Agreement dated 29 July 2010 entered into by the Company, INSCOM BVI, INSCOM HK, Apollo, CSH and CISG is terminated for any reason, WSCP and HPC are entitled to terminate this agreement and restore to their original position before entering into this agreement. That is, all the payment(s) (along with any interest(s) made on such sum) made by WSCP and HPC to any Party(ies) under this Agreement shall be returned to WSCP and HPC as soon as reasonably practicable. All the Shares that have been transferred to any Party(ies) under this Agreement shall be transferred to the original legal and beneficial holder(s) as soon as reasonably practicable.
Section 8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties; provided, however, that none of the Parties may assign or Transfer any of its rights or obligations hereunder except in accordance with the provisions stipulated in this Agreement.
Section 8.5 Conflict with Articles of Association. In the event of any conflict between the Articles of Association and this Agreement, the provisions of this Agreement shall prevail.
Section 8.6 Expenses. Each Party shall bear its own costs and expenses in connection with the transactions contemplated under this Agreement.
Section 8.7 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such term or provision to the extent determined to be invalid, illegal or unenforceable shall be replaced by a valid, legal and enforceable provision that comes as close as possible to carrying out the intent and effect of the defective term or provision.
Section 8.8 Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement into full effect.
Section 8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the HKSAR.
Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

Section 8.11 Force Majeure. The failure or delay of any of the Parties to perform any obligation under this Agreement solely by reason of acts of God, acts of government, riots, wars, terrorism, or other causes beyond its reasonable control (“Force Majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure or ameliorate its effects, and shall continue to take all actions reasonably within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the event shall prevent it from doing so, the Party suffering such Force Majeure shall notify the other Parties in writing promptly after the occurrence of such Force Majeure and shall in every circumstance, to extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such event.
Section 8.12 Headings Descriptive. The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 8.13 Integration. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein and made an integral part hereof) hereof constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements commitments or understandings, whether written or verbal, that the Parties hereto or thereto may have had with respect to the subject matter thereof. Notwithstanding the above, the Parties agree that the Side Letter referred in Section 4.2 above contains effective agreements with respect to the transaction contemplated herein and shall, together with this Agreement constitute all of the agreements with respect to the transactions contemplated herein.

IN WITNESS whereof this Agreement has been executed on the date and year said above written.

INSCOM HK

SIGNED BY: Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM HK LIMITED	)
in the presence of	)

/s/ Xiao Fei

INSCOM BVI

SIGNED BY: Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM GROUP LIMITED	)
in the presence of	)

/s/ Xiao Fei

The Company

SIGNED BY: Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM HOLDING LIMITED	)
in the presence of	)

/s/ Xiao Fei

Apollo

SIGNED BY: Tian Yuan	)
for and on behalf of	)	/s/ Tian Yuan
APOLLO & MUSE HOLDING Limited	)
in the presence of

/s/ Xiao Fei

CSH

SIGNED BY: Feng Zhuojun	)
a director, for and on behalf of	)	/s/ Feng Zhuojun
CLEVER STAR HOLDINGS LIMITED	)
in the presence of	)

/s/ Zhu Jiusheng

WSCP

SIGNED BY: Wang Sing	)
a director, for and on behalf of	)	/s/ Wang Sing
WANG STRATEGIC CAPITAL	)
PARTNERS (II) LIMITED in the presence of	)

/s/ Rebecca

HPC

SIGNED BY: Stuart Kwok	)
a director, for and on behalf of	)	/s/ Stuart Kwok
Harbor Pacific Capital LLC	)
as a general partner of	)
HARBOR PACIFIC CAPITAL	)
PARTNERS I, LP in the presence of	)

/s/ Bonwoong Koo

SCHEDULE 1
Corporate Information of the Company

(1) Name of the Company	:	InsCom Holding Limited

(2) Company No.	:	1584021

(3) Date of Incorporation	:	7 May 2010

(4) Place of Incorporation	:	British Virgin Islands

(5) Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

(6) Directors	:	Yuan Tian

(7) Authorized Share Capital	:	US$10,000,000 divided into 8,000,000 ordinary shares of US$1.00 each and 2,000,000 preference shares of US$1.00 each

(8) Issued Share Capital	:	US$10,000

(9) Shareholders

Name of Shareholder(s)	No. of Shares	Percentage holdings

Apollo & Muse Holding Limited	7,788 ordinary	77.88%

Clever Star Holdings Limited	2,212 ordinary	22.12%

This Schedule is provided with
English Translation for Reference
SCHEDULE 2
Corporate Structure of the Company immediately after Closing

SCHEDULE 3A
Corporate Information of INSCOM BVI
(as at the date of the Agreement)

(1) Name of the Company	:	InsCom Group Limited

(2) Company No.	:	1584027

(3) Date of Incorporation	:	7 May 2010

(4) Place of Incorporation	:	British Virgin Islands

(5) Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

(6) Directors	:	Yuan Tian

(7) Authorized Share Capital	:	50,000 shares of single class each with a par value US$1.00

(8) Issued Share Capital	:	US$1.00

(9) Shareholders

Name of Shareholder(s)	No. of Shares	Percentage holdings

InsCom Holding Limited	1	100%

SCHEDULE 3B
Corporate Information of INSCOM HK
(as at the date of the Agreement)

(1) Name of the Company	:	InsCom HK Limited

(2) Company No.	:	1457225

(3) Date of Incorporation	:	17 May 2010

(4) Place of Incorporation	:	Hong Kong

(5) Registered Address	:	12/F Ruttonjee House, 11 Duddell Street, Central, Hong Kong

(6) Directors	:	Yuan Tian

(7) Issued Share Capital	:	HK$1.00

(8) Shareholders

Name of Shareholder(s)	No. of Shares	Percentage holdings

InsCom Group Limited	1	100%

SCHEDULE 3C
Corporate Information of Ying Si Kang
(as at the date of the Agreement)

(1) Name of the Company	:	Ying Si Kang Information Technology (Shenzhen) Co., Ltd

(2) License No.	:	440301503378995

(3) Date of Incorporation	:	15 July 2010

(4) Place of Incorporation	:	PRC

(5) Registered Address	:	2108-2110-35 Tower A, Jiahe Huaqiang Buiding, Shennan Road, Futian District, Shenzhen

(6) Legal Representative	:	Yuan Tian

(7) Registered Capital	:	US$1,200,000.00

(8) Shareholders

Name of Shareholder(s)	Percentage holdings

InsCom HK Limited	100%

SCHEDULE 3D
Corporate Information of the PRC Subsidiaries
(as at the date of the Agreement)

(1) Name of the Company	:	Shenzhen Xinbao Investment Co., Ltd

(2) License No.	:	440301104741339

(3) Date of Incorporation	:	12 June 2010

(4) Place of Incorporation	:	PRC

(5) Registered Address	:	2108-2110-28 Tower A, Jiahe Huaqiang Buiding, Shennan Road, Futian District, Shenzhen

(6) Legal Representative	:	Yuan Tian

(7) Registered Capital	:	RMB30,000.00

(8) Shareholders

Name of Shareholder(s)	Percentage holdings

Yuan Tian	50%

Fei Xiao	50%

(1) Name of the Company	:	Shenzhen InsCom E-Commerce Co., Ltd

(2) License No.	:	440301103498934

(3) Date of Incorporation	:	2 June 2004

(4) Place of Incorporation	:	PRC

(5) Registered Address	:	Unit A, 7th Floor, Olympics Building, Shangbao Road, Futian District, Shenzhen

(6) Legal Representative	:	Yuan Tian

(7) Registered Capital	:	RMB3,000,000.00

(8) Shareholders

Name of Shareholder(s)	Percentage holdings

Shenzhen Xinbao Investment Co., Ltd	100%